Exhibit 12

                                Motorola, Inc.
                      Ratio of Earnings to Fixed Charges


                                     Nine Months Ended              Years Ended December 31,
                                     -----------------   -----------------------------------------------
                                     Sept. 30, Oct. 2,
(In Millions)                           2000     1999     1999    1998 (4)    1997      1996      1995
                                     -----------------   -----------------------------------------------
Pretax income (loss)  (1)              $1,888   $  873   $1,434   $(1,230)   $1,814    $1,626    $3,248

Capitalized interest                   $    0   $    0   $    0   $     0    $    0    $    0    $    0

Fixed charges
 (as calculated below)                 $  498   $  406   $  568   $   460    $  342    $  388    $  295
                                     -----------------   -----------------------------------------------
Earnings (2)                           $2,386   $1,279   $2,002   $  (770)   $2,156    $2,014    $3,543
                                     =================   ===============================================

Fixed charges:

Interest expense (5)                   $  414   $  287   $  399   $   348    $  234    $  290    $  230

Rent expense interest factor           $   84   $  119   $  169   $   112    $  108    $   98    $   65
                                     -----------------   -----------------------------------------------
Total fixed charges (3)                $  498   $  406   $  568   $   460    $  342    $  388    $  295
                                     =================   ===============================================

Ratio of earnings to fixed charges        4.8      3.2      3.5        --       6.3       5.2      12.0
                                     =================   ===============================================
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(1) After adjustments required by Item 503 (d)(3)(ii),(iii) and (iv) of SEC
    Regulation S-K.

(2) As defined in Item 503 (d)(3) of SEC Regulation S-K.

(3) As defined in Item 503 (d)(4) of SEC Regulation S-K.

(4) Earnings were inadequate for the year ended December 31, 1998, by $1.2 billion to cover fixed charges.

(5) The Company was a guarantor of Iridium's $750 million guaranteed credit agreement. On November 15, 1999, the Company satisfied its guarantee obligations under this agreement by paying approximately $743 million to the banks providing loans under the agreement. Included with this payment was approximately $3 million in interest charges which have been aggregated in the 1999 total interest expense used for the calculation of total fixed charges.